Exhibit 10.41

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO REGULUS THERAPEUTICS THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

$5,000,000	August 15, 2012 No. 4

FOR VALUE RECEIVED, Regulus Therapeutics Inc., a Delaware company (the “Maker”), promises to pay to Biogen Idec MA Inc. or its assigns (the “Holder”) the principal sum of $5,000,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate per annum equal to the Prime Rate (as defined below) until paid in full. Unless earlier converted in accordance with the terms hereof, all principal and accrued interest shall be due and payable on the earlier to occur of (i) February 15, 2013 (the “Anniversary Date”) or (ii) the occurrence of a Change in Control (as defined below) (together with the Anniversary Date, the “Maturity Date”).

Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall accrue, but not compound, daily. All payments by the Maker under this Note shall be in immediately available funds.

1. Definitions. For purposes of this Note:

(a) “Change in Control” shall mean (i) any merger or consolidation to which the Maker is a party (except any merger or consolidation in which the holders of voting securities of the Maker immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation and in approximately the same relative proportions as they held voting securities of the Maker, at least 51 % of the voting power of the securities of (A) the surviving or resulting corporation, or (B) the parent corporation of the surviving or resulting corporation if the surviving or resulting corporation is a wholly-owned subsidiary of such parent corporation immediately following such merger or consolidation), or (ii) any sale, transfer, assignment, or other disposition, whether by operation of law or otherwise, of the outstanding voting stock or other securities of the Maker, which results in any single third party (or group of third parties acting in concert) owning directly or indirectly a majority of voting stock or other securities then outstanding of the Maker, or (iii) the sale of all or substantially all of the assets of the Maker. Notwithstanding the foregoing, a Qualified Financing will not be considered a Change in Control.

(b) “Collaboration Agreement” shall mean the Collaboration and License Agreement by and between the Maker and Holder dated as of the date hereof.

(c) “Qualified Financing” shall mean (i) the closing of the first financing of the Maker after the date hereof through the issuance of convertible preferred stock by the Maker to accredited investors (within the meaning set forth in Rule 501 under the Securities Act of 1933, as amended) in a single transaction or series of related transactions, with immediately available new gross proceeds to the Maker of at least $10,000,000 (excluding any amount of this Note or other indebtedness of the Maker that convert into equity as part of such financing) (a “Qualified Private Financing”); (ii) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Maker, with immediately available gross proceeds to the Maker of at least $50,000,000; or (iii) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, pursuant to which all of the Maker’s outstanding convertible preferred stock convert to Common Stock of the Maker. Maker shall provide no less than ten business days advance written notice of the closing of a Qualified Private Financing to the Holder (the “Financing Notice”) and shall also provide such reasonable information as requested by the Holder in order to allow Holder to determine whether to make the Conversion Election (as defined below).

(d) “Prime Rate” shall mean for any calendar quarter the prime rate of interest as of the first day of each such calendar quarter as published from time to time by The Wall Street Journal, National Edition.

2. Conversion Upon Qualified Financing. Effective upon a Qualified Financing, all of the outstanding principal and accrued interest under this Note (the “Outstanding Amount”) will, either automatically in the case of a Qualified Financing that is not a Qualified Private Financing, or upon the written election of the Holder provided to the Maker no later than five business days following delivery of the Financing Notice (the “Conversion Election”) in the case of a Qualified Private Financing, be converted into shares of the same class and series of capital stock of the Maker issued to other investors on the same basis as the investment by such investors in the Qualified Financing, including all contractual rights, if any, provided to all other investors in the Qualified Financing (the “Qualified Financing Securities”) and at a conversion price equal to the lowest price per share of Qualified Financing Securities paid by any other investor in the Qualified Financing (the “Qualified Financing Price”), with any resulting fraction of a share rounded down to the nearest whole share. Notwithstanding the foregoing, if the conversion of this Note pursuant to this Section 2 would otherwise result in the Holder, together with its affiliates, owning more than 5% of the outstanding capital stock of the Maker, calculated on an as-converted fully-diluted basis (but not including as outstanding shares of capital stock issuable upon exercise or conversion of all outstanding stock options, warrants or other convertible securities of the Maker), immediately following the conversion of the Note (the “5% Threshold”), the Outstanding Amount shall be converted either pursuant to the first sentence of this Section 2 or, at the Holder’s option, into (i) that number of shares of Qualified Financing Securities that would result in the Maker reaching, but not exceeding, the 5% Threshold (the “5% Shares”), and (ii) an amount in cash equal to the difference between (A) the product of (1) the number of 5% Shares issued upon conversion, multiplied by (2) the Qualified Financing Price and (B) the Outstanding Amount. The Maker shall notify the Holder in writing of the anticipated occurrence of a Qualified Financing at least 10 days prior to the closing date of the Qualified Financing.

3. Repayment.

(a)	If no Qualified Financing or Change of Control has occurred prior to the Maturity Date, the Outstanding Amount, if any, will be repaid in cash.

(b)	In the event the Holder terminates the Collaboration Agreement without cause or the Maker terminates the Collaboration Agreement as a result of a material breach by the Holder, the Outstanding Amount of this Note may be prepaid in cash, in whole but not in part and without any pre-payment penalty, prior to the Anniversary Date at the election of the Maker and without the prior written consent of the Holder.

4. Events of Default. This Note shall become immediately due and payable without notice or demand (but subject to the conversion rights set forth herein) upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) the Maker fails to pay any of the principal or interest under this Note within 10 days of Maker’s receipt of written notice that such amount is due and payable;

(b) the Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or all or any substantial portion of the Maker’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(c) an involuntary petition is filed, or any proceeding or case is commenced, against the Maker (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or to take possession, custody or control of any property of the Maker, or an order for relief is entered against the Maker in any of the foregoing; or

(d) termination of the Collaboration Agreement by Maker without cause, or by the Holder (or its assignee or successor under the Collaboration Agreement) by reason of breach of the Collaboration Agreement by the Maker.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of Delaware.

5. Miscellaneous.

(a) All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b) No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on anyone occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(c) The Maker and every endorser of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(d) Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties, or such other address as may be specified in writing to the other parties hereto:

if to Holder:	Biogen Idec MA Inc. 14 Cambridge Center Cambridge, MA 02142 Attn: Chief Financial Officer

With a copy to:	Biogen Idec Inc. 133 Boston Post Road Weston, MA 02493 Attn: Chief Legal Officer

If to Maker:	Regulus Therapeutics Inc. 3545 John Hopkins Court, Suite 210 San Diego, CA 92121 Facsimile: 858-202-6363 Attention: President and CEO

With a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Facsimile: 858-550-6420 Attention: Thomas A. Coll, Esq.

(e) The Holder agrees that no director or officer of the Maker shall have any personal liability for the repayment of this Note.

(f) This Note may not be amended or modified except by an instrument executed by the Maker and the Holder.

(g) Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue hereof as a member or stockholder of the Maker.

(h) All rights and obligations hereunder shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts or choices of law) and this Note is executed as an instrument under seal.

MAKER:

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos

Its:	President and CEO